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                                                                     EXHIBIT 4.2

                                     FORM OF

                             FLAGSTAR BANCORP, INC.
                        SUCCESSOR GRANTOR TRUST AGREEMENT

         THIS SUCCESSOR GRANTOR TRUST AGREEMENT (this "Trust Agreement") is made
this     day of , 2002 by and between FLAGSTAR BANCORP, INC. (the "Company") and
(the "Trustee").

                              W I T N E S S E T H :

         WHEREAS, the Company maintains the Flagstar Bancorp, Inc. 1997 Deferred Compensation Plan, the Flagstar Bancorp, Inc. 2000 Stock Incentive Plan and from time to time other nonqualified plans for a select group of the Company's management or highly compensated individuals (collectively, the "Plans"); and

         WHEREAS, it is the intention of the Company to establish this trust (the "Trust") and to contribute assets to the Trust that shall be held therein, subject to the claims of the Company's general creditors in the event of Insolvency, as defined in Section 3(a) hereof, until paid to the Plans' participants, and in the event of death, their designated beneficiaries (collectively, the "Beneficiaries") in such manner and at such times as specified in the Plans; and

         WHEREAS, the Company maintains and intends the Trust to be available to hold assets of the Plans and that the assets of the Plans will be held and managed under the terms of the Trust upon designation by the Company and the acceptance of such designation by the Trustee; and

         WHEREAS, it is the intention of the parties hereto that this Trust shall constitute an unfunded arrangement and shall not affect the status of the unfunded Plans maintained for the purpose of providing deferred compensation to a select group of management or highly compensated individuals for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

         WHEREAS, it is the intention of the Company to make contributions to the Trust to enable the Trust to fully fund its liabilities under the Plans;

         NOW, THEREFORE, the parties do hereby agree that the Trust shall be established and administered as set forth herein:

         SECTION 1. ESTABLISHMENT OF TRUST.

                 (a) The Company hereby deposits, or will shortly hereafter deposit, with the Trustee in trust an amount equal to the elected contributions to the Plans, which shall constitute the initial principal of the Trust to be held, administered and dispersed by the Trustee as provided for in this Trust Agreement.

                 (b) The Trust shall be irrevocable.



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                 (c) The Trust is intended to be a grantor trust, of which the
         Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be construed accordingly.

                 (d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Beneficiaries and general creditors as herein set forth. Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plans and this Trust Agreement shall be unsecured contractual rights of the Beneficiaries, as provided for in this Agreement. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

                 (e) The Company, in its sole discretion, may at any time, or from time to time, make additional contributions of cash or other assets to the Trustee to augment the principal of the Trust to be held, administered and disbursed by the Trustee as provided for in this Trust Agreement. Neither the Trustee nor any Beneficiary shall have any right to compel such additional contributions.

                 (f) Upon a Change in Control within the meaning of Section 13(e) hereof, the Company shall, as soon as possible but in no event later than ten business days after the Change in Control, make an irrevocable contribution to this Trust in an amount that is projected to provide the Trust with sufficient funds to pay each Beneficiary the benefits to which he or she is entitled pursuant to the Plans as in effect on the date of the Change in Control.

         SECTION 2. PAYMENTS TO BENEFICIARIES.

                 (a) Within 60 days after the end of each calendar year, the Company shall deliver to the Trustee a schedule (the "Payment Schedule") which reflects the benefits payable with respect to each Beneficiary, a formula or other instructions acceptable to the Trustee for determining the benefits so payable, the form in which such benefits are to be paid (as provided for or available under the Plans), and the date of commencement for payment of such benefits. Except as otherwise provided herein, the Trustee shall make payments to Beneficiaries in accordance with such Payment Schedule. The Trustee shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plans and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld, and paid by the Company. After a Change in Control, the Trustee shall promptly make payments from the Trust to each and every Beneficiary who provides the Trustee with a notarized statement specifying the amount payable and affirming that such amount has both become unconditionally payable pursuant to the Plans and has not been, and is not being, paid directly by the Company; provided that the Trustee shall provide the Company with notice of such payments promptly, but only after the Trustee makes them.



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                 (b) The entitlement of a Beneficiary to benefits under the
         Plans shall be determined by the Company or such party as may be designated under the Plans, and any claim for such benefits shall be considered and reviewed under the procedures set forth in the Plans.

                 (c) The Company may make payment of benefits directly to Beneficiaries as such benefits become due under the terms of the Plans. The Company shall notify the Trustee of its decision to make such payment of benefits prior to the time benefits are payable to Beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plans, the Company shall make the balance of each such payment as due. The Trustee shall notify the Company when existing principal and earnings are insufficient under the Payment Schedule.

                 (d) Notwithstanding any other provision of this Agreement to the contrary, the Trustee shall distribute all Trust assets to Beneficiaries as soon as immediately practicable after the Company makes any public announcement with respect to its possible inability to continue its business as a going concern. The Trustee shall make such distributions in a manner reasonably intended to provide each Beneficiary with his or her accrued benefits under the Plans.

         SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN THE COMPANY IS INSOLVENT.

                 (a) The Trustee shall cease payment of benefits to Beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company is unable to pay its debts when the same become due or (ii) the Company is determined to be Insolvent, or (iii) the Company is placed in receivership.

                 (b) At all times during the existence of this Trust, as provided in Section l(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

                 (c) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Beneficiaries.

                          (i) Unless the Trustee has actual knowledge of the
                 Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the


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                 Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency.

                          (ii) If at any time the Trustee has determined that
                 the Company is Insolvent, the Trustee shall discontinue payments to Beneficiaries, shall liquidate the Trust's investment, if any, in common stock ("Common Stock") of the Company, and shall invest the proceeds from such liquidation in money market instruments and hold such money market instruments pending resolution of the Company's insolvency. Nothing in this Trust Agreement shall in any way diminish any rights of Beneficiaries as general creditors of the Company with respect to benefits due under the Plans or otherwise.

                          (iii) The Trustee shall resume the payment of benefits
                 to Beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent or is no longer Insolvent.

                 (d) If the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(a) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Beneficiaries under the terms of the Plans for the period of such discontinuance, provided that there are sufficient assets to make such payments. The aggregate amount of any payments to Beneficiaries by the Company, in lieu of the payments provided for hereunder during any such period of discontinuance, shall be deducted from any payments made by the Trustee hereunder.

         SECTION 4. PAYMENTS TO THE COMPANY. The Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Beneficiaries pursuant to the terms of the Plans, except as provided for in
Section 3 hereof.

         SECTION 5. INVESTMENT AUTHORITY.

                 (a) The Trustee shall have the sole discretion as to the investment of Trust assets, provided that the Trustee (i) may invest in securities (including Common Stock or rights to acquire stock) issued by the Company, (ii) shall invest Trust assets in a manner reasonably anticipated to provide the Trust with assets sufficient to fund the Company's obligations under the Plans and (iii) shall follow any investment directions provided by the Company pursuant to the Beneficiaries' investment objectives.

                 (b) All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or through Beneficiaries. The Company shall have the right, in its sole discretion, to substitute assets of equal fair market value for any assets held by the Trust. This right is exercisable by the Company in a non-fiduciary capacity without consent of any person in a fiduciary capacity.



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                 (c) Subject to applicable federal and state securities laws, if for any reason the Trustee determines that it is appropriate to sell shares of Common Stock, the Trustee shall first offer to sell such shares to the following purchasers, in order of priority: first, the Company; second, any benefit plan maintained by the Company; third, current Directors of the Company; fourth, current officers of the Company and fifth, members of the general public (through sales on the open market).

         SECTION 6. DISPOSITION OF INCOME. During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be reinvested.

         SECTION 7. ACCOUNTING BY TRUSTEE. The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements of all transactions, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 60 days following each December 31 after the execution of this Agreement, and within 20 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, reflecting all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable recorded separately), and reflecting all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as applicable.

         SECTION 8. RESPONSIBILITY OF TRUSTEE.

                 (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like objectives, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plans or this Trust Agreement and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

                 (b) If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments, except in those cases where the Trustee shall have been found by a court of competent jurisdiction to have acted with gross negligence or willful misconduct. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

                 (c) The Trustee may consult with legal counsel with respect to any of its duties or obligations hereunder.



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                 (d) The Trustee may hire agents, accountants, actuaries,
         investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

                 (e) The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

                 (f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that may accord the Trust the authority to engage in a business and to receive the gains therefrom, within the meaning of
         Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

         SECTION 9. COMPENSATION AND EXPENSES OF TRUSTEE. The Company shall pay all administrative expenses and the Trustee's fees and expenses relating to the Plans and this Trust. If not so paid, the fees and expenses shall be paid from the Trust.

         SECTION 10. RESIGNATION AND REMOVAL OF TRUSTEE. The Trustee may resign at any time by written notice to the Company, which resignation shall be effective 30 days after the Company receives such notice (unless the Company and the Trustee agree otherwise). The Trustee may be removed by the Company on 30 days' notice or upon shorter notice accepted by the Trustee.

         If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust. Upon resignation or removal of the Trustee and appointment of a Successor Trustee, all assets shall subsequently be transferred to the Successor Trustee. The transfer shall be completed within 60 days after receipt of a notice of resignation, removal or transfer, unless the Company extends the time for such transfer.

         SECTION 11. APPOINTMENT OF SUCCESSOR. If the Trustee resigns or is removed in accordance with Section 10 hereof, the Company may appoint any other party as a successor to replace the Trustee upon such resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former trustee, including ownership rights in the Trust assets. The former trustee shall execute any instrument necessary or reasonably requested by the Company or the Successor Trustee to evidence the transfer. Notwithstanding the foregoing, if the Trustee resigns or is removed following a Change in Control, the Trustee that has resigned or is being removed shall appoint as its successor a third party financial institution that has trust powers, is independent of and unrelated to the entity that has acquired or otherwise obtained control of the Company.




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         SECTION 12. AMENDMENT OR TERMINATION.

                 (a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company, provided that no such amendment shall either conflict with the terms of the Plans or make the Trust revocable.

                 (b) The Trust shall not terminate until the date on which no Beneficiary is entitled to benefits pursuant to the terms hereof or of the Plans. Upon termination of the Trust, the Trustee shall return any assets remaining in the Trust to the Company.

                 (c) The Company may terminate this Trust prior to the payment of all benefits under the Plans only upon written approval of the Beneficiaries entitled to payment of such benefits.

         SECTION 13. MISCELLANEOUS.

                 (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

                 (b) Benefits payable to Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process, except pursuant to the terms of the Plans and this Trust Agreement.

                 (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, except to the extent preempted by federal law.

                 (d) The Trustee agrees to be bound by the terms of the Plans, as in effect from time to time.

                  (e) "Change in Control" shall mean any one of the following events: (1) the acquisition of ownership, holding or power to vote more than 25% of Flagstar Bank FSB (the "Bank") or the Company's voting stock, (2) the acquisition of the ability to control the election of a majority of the Bank's or the Company's directors, (3) the acquisition of a controlling influence over the management or policies of the Bank or the Company by any person or persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or
         (4) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of the Bank or the Company (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. In the case of subsections (1), (2), and (3) above, ownership or control of the Bank by the Company itself shall not constitute a "Change in Control." For purposes of defining Change in Control, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool syndicate, sole



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                 proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision of the Board of Directors of the Company as to whether a Change in Control has occurred shall be conclusive and binding.

         SECTION 14. EFFECTIVE DATE. The effective date of this Trust Agreement shall be the date referenced in the Preamble.

         IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Trust Agreement to be executed, and its corporate seal affixed, and the Trustee has executed this Trust Agreement, on the date referenced in the Preamble.


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                                                          FLAGSTAR BANCORP, INC.

Witnessed by:

                                                          By
                                                             ------------------------------------------------------
                                                          Name
                                                               ----------------------------------------------------
                                                          Its
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                                                          TRUSTEE

Witnessed by:

                                                          By
                                                             ------------------------------------------------------
                                                          Name
                                                               ----------------------------------------------------
                                                          Its
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